Exhibit 99.1

Press Release

Orthovita, Inc.

45 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Reports 1st Quarter 2004 Financial Results

First Quarter 2004 Sales of $5.1 Million Reflect 59% Growth Over Same Quarter 2003

For Immediate Release

May 5, 2004

Contact:	Joseph M. Paiva Orthovita, Inc. 610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, Wednesday, May 5, 2004 – Orthovita, Inc. (NASDAQ NM: VITA), a leading developer of orthopedic biomaterials, today reported financial results for the quarter ended March 31, 2004. Product sales for the three months ended March 31, 2004, grew 59% to $5,103,000, as compared to $3,215,000 for the same period in 2003. Sequentially, first quarter 2004 product sales represent a 16% growth over fourth quarter 2003 product sales. Product sales for the first quarter of 2004 represented the fourteenth consecutive quarter of growth in product sales.

Sales growth . was primarily attributable to improved market penetration of VITOSS® Scaffold Micro Morsels and Macro Morsels product configurations, as well as the launch of the VITOSS Scaffold CANISTER and the first products under the VITOSS Scaffold FOAM product platform, which are all sold under our VITOSS label in the U.S. The improved market penetration also resulted from our continuing investments made during the second half of 2003 and the first quarter of 2004 in our U.S. field sales network to improve our distribution and market coverage.

For the three months ended March 31, 2004 and 2003, approximately 92% and 93% of product sales, respectively, were from VITOSS and IMBIBETM in the U.S. The remaining sales during both periods in 2004 and 2003 were primarily a result of VITOSS, CORTOSS® and ALIQUOTTM sales in Europe.

Antony Koblish, President and Chief Executive Officer, stated, “Our strong sales growth for the first quarter of 2004 reflect our ongoing commitment to build a growing, synthetic-based, orthopedic biomaterials company. We are focused on bringing innovative products to the orthopedic market that provide surgeons and their patients with new treatment alternatives. Our goal is for full year 2004 product sales to increase by approximately 44% to 50% over full year 2003. This is an improvement over our previous guidance, which had provided for 2004 sales to increase by 40% to 48% over 2003. This increase reflects the impact expected from additional product configurations under the recently FDA-cleared VITOSS Scaffold FOAM platform. We continue to expect the operating loss for full year 2004 to remain comparable to the operating loss for full year 2003 as we make the required investments in our business infrastructure and for future growth.”

Gross profit as a percent of sales was 82% for the first quarter of 2004, as compared to 84% for the same period in 2003. The slightly lower gross profit margin trend is expected to continue through 2004 as we launch additional product configurations under our VITOSS Scaffold FOAM platform.

The net loss for the three months ended March 31, 2004, was $2,623,000, as compared to a net loss of $2,493,000 for the same period in 2003.

The net loss applicable to common shareholders for the three months ended March 31, 2004, was $2,623,000, or $.06 per basic and diluted common share, on 41,723,972 shares used in computing basic and diluted net loss per share. The net loss applicable to common shareholders for the three months ended March 31, 2003, was $3,048,000, or $.15 per basic and diluted common share, on 20,391,509 shares used in computing basic and diluted net loss per share, and included dividends of $555,000, of which $269,000 were declared and paid in Common Stock to holders of Orthovita’s Series A Preferred Stock.

Operating expenses for the quarter ended March 31, 2004, were $6,625,000, as compared to $5,097,000 for the same quarter in 2003, which represents a 30% increase. General & administrative expenses for the first quarter of 2004 decreased slightly to $1,127,000 from $1,181,000 in the same quarter of 2003

Selling & marketing expenses were $4,268,000 for the first quarter of 2004, a 52% increase from $2,804,000 in the comparable 2003 period. The increase in selling and marketing expenses for the first quarter of 2004 was principally due to increased commissions paid to the independent sales agencies in the U.S. as a result of higher product sales, additional investments made in building and expanding distribution through our field sales team to support the growth of U.S. product sales, and severance related to changes made in the sales management teams.

Research & development expenses were $1,230,000 for the three months ended March 31, 2004, an increase from $1,112,000 for the same period in 2003, due to development work associated with additional product configurations to be sold under our VITOSS Scaffold FOAM and ENDOSKELETON TA platforms.

Cash, cash equivalents and short-term investments were $16,817,000 at March 31, 2004, in comparison to $22,462,000 at December 31, 2003. For the three months ended March 31, 2004 and 2003, the net decrease in cash and cash equivalents was $5,645,000 and $4,147,000, respectively. The net decrease in cash and cash equivalents for both periods includes the contractually required advance payment to Paul Capital Royalty Acquisition Fund of $550,000 and $925,000 during the quarters ended March 31, 2004 and 2003, respectively. Additionally, during the three months ended March 31, 2004, the decrease in cash and cash equivalents included the investment of $1,979,000 in inventory, primarily for the inventory build for our distribution channels to support the first quarter 2004 launches of our VITOSS Scaffold CANISTER and the first product under our VITOSS Scaffold FOAM product platform.

Antony Koblish, President and Chief Executive Officer, and Joseph M. Paiva, Chief Financial Officer of Orthovita, will host a conference call at 8:30 a.m. eastern time today to review and discuss the first quarter 2004 financial results. The phone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675; the conference identification number is 6986217. Listeners are advised to dial in five to ten minutes prior to the scheduled start time for the conference call. The replay of the conference call will be available for one week beginning May 5, 2004, at 9:30 a.m. EST, and ending May 12, 2004, at 11:59 p.m. EST. You may listen to the replay by dialing within the U.S. (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 6986217.

About the Company

Orthovita is a biomaterials company with proprietary technologies applied to the development of biostructures, synthetic biologically active tissue engineering products for restoration of the human skeleton. Our focus is on developing novel products for use in spine surgery and in the repair of osteoporotic fractures. We are also addressing a broad range of clinical needs in the trauma market.

We have applied our technologies to the development of several products, VITOSS® Synthetic Cancellous Bone Void Filler, CORTOSS® Synthetic Cortical Bone Void Filler and RHAKOSS™ Synthetic Bone Spinal Implant, that we believe offer a wide range of clinical applications at various anatomical sites. In addition, we are marketing IMBIBE® Bone Marrow Aspirate Syringe to be used with VITOSS, ALIQUOT™ Microdelivery System to be used with CORTOSS, and ENDOSKELETON™ to be used in the thoracolumbar spine to replace all or part of a collapsed, damaged or unstable vertebral body due to trauma or tumor.

Orthovita also pursues opportunities to work jointly with other leaders in biomaterials research and product development. Orthovita established a collaboration with Kensey Nash Corporation (NASDAQ: KNSY) to commercialize new products based on Orthovita’s proprietary, ultra porous VITOSS bone void filler material in combination with proprietary Kensey Nash biomaterials. The new products to be developed under this collaboration are expected to broaden the spectrum of options available to our surgeon customers and enhance the deliverability of our VITOSS product line.

VITOSS is a resorbable calcium phosphate scaffold that is highly porous and composed of extremely fine calcium phosphate mineral that allows for resorption, cell seeding and ingrowth of host bone. VITOSS is cleared for sale in the U.S. and Australia, and approved for sale under a CE Mark in Europe.

CORTOSS is a high-strength, self-setting composite engineered specifically to mimic the strength characteristics of human cortical bone. CORTOSS is cleared for sale in Australia and is approved for sale under a CE Mark in Europe for use in screw augmentation and vertebral augmentation procedures including compression fractures caused by osteoporosis and invasive tumors. CORTOSS is not available for commercial distribution in the U.S. We are conducting clinical studies of CORTOSS required for approval in the U.S. for use in vertebral augmentation procedures. In addition, we completed post-marketing human clinical studies of CORTOSS in Europe for its use in hip compression screw augmentation.

RHAKOSS is under development in Europe as a preformed composite that mimics the natural dual cortical-cancellous composition of human bone, providing high strength while also allowing for the ingrowth of host bone to address the vertebral interbody fusion and spinal reconstruction market. We are conducting clinical studies of RHAKOSS in Europe required to obtain a CE Mark for its use as an interbody fusion device.

This press release contains forward-looking statements regarding our current expectations of future events that involve risks and uncertainties, including without limitations, our VITOSS, CORTOSS and RHAKOSS products and other aspects of our business. Such statements are based on our current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, our dependence on the commercial success of our approved products, our history of operating losses and our need for additional funds, our need to obtain and maintain regulatory approvals to sell our products, the rate at which we invest in our field sales network, the ability of our field sales network to generate new sales, our ability to enter into an agreement to commercialize and distribute VITOSS in Japan, our ability to manage commercial scale manufacturing capability and capacity, risks and uncertainties in pre-clinical and clinical trial results, market acceptance of our products, the sales levels of our products, research and development, competition and other risk factors listed from time to time in reports filed by the Company with the Securities and Exchange Commission, including but not limited to risks described in our most recently filed Form 10-K under the caption “Certain Risks Related to Our Business.” Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the Commission, all of which are available from the Commission as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.

Summary Financial Information Follows on Next Page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

Statements of Operations Data:	Three Months Ended March 31,
	2004	2003
Product sales	$5,102,518	$3,215,135
Cost of sales	929,112	507,958

Gross profit	4,173,406	2,707,177

General & administrative expenses	1,127,147	1,180,589
Selling & marketing expenses	4,268,087	2,804,139
Research & development expenses	1,230,244	1,111,827

Total operating expenses	6,625,478	5,096,555

Operating loss	(2,452,072)	(2,389,378)
Other expense, net	(171,264)	(103,767)

Net loss	(2,623,336)	(2,493,145)
Dividends paid on preferred stock *	—	(268,521)
Deemed dividends on preferred stock	—	(286,833)

Net loss applicable to common shareholders	$(2,623,336)	$(3,048,499)

Net loss per share applicable to common shareholders, basic and diluted	$(.06)	$(.15)

Shares used in computing basic and diluted net loss per share	41,723,972	20,391,509

* On June 27, 2003, the shares of our Series A Preferred Stock became subject to an automatic conversion provision set forth in the terms of the Series A Preferred Stock. Due to the automatic conversion of the Series A Preferred Stock, no dividends were required to be paid for periods after March 31, 2003. See Note 10 to the financial statements in the Annual Report on Form 10-K for the year ended December 31, 2003, for additional information.

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

Condensed Balance Sheets Data:	March 31, 2004	December 31, 2003
Cash and cash equivalents	$14,818,880	$20,464,350
Short-term investments	1,998,000	1,998,000
Accounts receivable, net	3,295,789	2,658,353
Inventories	5,582,293	3,603,134
Prepaid revenue interest expense	907,249	357,150
Other current assets	96,368	57,495

Total current assets	26,698,579	29,138,482
Property and equipment, net	4,347,357	4,361,729
Other assets	57,782	50,352

Total assets	$31,103,719	$33,550,563

Current liabilities	$4,099,064	$4,032,045
Long-term liabilities	7,624,431	7,725,256

Total liabilities	11,723,495	11,757,301
Total shareholders’ equity	19,380,224	21,793,262

	$31,103,719	$33,550,563

Cash Flow Data:	Three Months Ended March 31,
	2004	2003
Net cash used in operating activities and effect of exchange rate changes on cash and cash equivalents	$(5,345,761)	$(3,777,719)

Net cash used in investing activities	$(268,997)	$(159,480)

Net cash used in financing activities	$(30,712)	$(209,315)

Source: Orthovita, Inc.